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                                                                    EXHIBIT 99.7

            [GRAY, HARRIS & ROBINSON, P.A. LETTERHEAD APPEARS HERE]


                                November 10, 1997


VIA FACSIMILE

Frank R. Cohen, Esq.
Cohen & Cohen
445 Park Avenue, 15th Floor
New York, New York 10022

      Re: Saf T Lok Incorporated $3,000,000 Regulation S Offering

Dear Frank:

  I received your letters concerning the escrow arrangements for the $3,000,000 offering to your clients under Regulation S. The purpose of this letter is to clarify the terms of the transaction.

  Assuming that the Board of Directors of Saf T Lok Incorporated ("Saf T Lok") is satisfied with its background check of A.B. & Associates, Inc., and assuming that the Placement Agent fee is reduced to 13.5%, and assuming that your clients understand that there is a risk that Nasdaq will delist Saf T Lok based on the terms of this transaction, Saf T Lok agrees to the following:

  1. A closing will take place today, November 10, 1997, or as soon as possible thereafter for $2,500,000 with the number of shares and the stock purchase warrants reduced proportionately from the $3,000,000 transaction.

  2. $500,000 in cash from the investors will be held in escrow along with stock certificates for a total of 250,000 shares and stock purchase warrants for a total of 416,667 shares until the close of business on December 1, 1997.

  3. If the investors and Saf T Lok agree that as of the close of business on December 1, 1997, Saf T Lok is in compliance with all applicable regulatory requirements, the Escrow
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Frank R. Cohen, Esp.
Page 2
November 10, 1997


Agent will release the $500,00 to Saf T Lok and deliver the stock certificates for 250,000 shares and the stock purchase warrants of 416,667 shares to the investors.

  If, as of the close of business on December 1, 1997, Saf T Lok and the investors determine that Saf T Lok is not in compliance with all applicable regulatory requirements, the Escrow Agent shall return the $500,000 to the investors and return the stock certificates for 250,000 shares and the stock purchase warrants for 416,667 shares to Saf T Lok.

  4. If Saf T Lok does not receive the $500,000 from escrow, Saf T Lok shall not be required to pay the second $375,000 to Marketing Direct Concepts, Inc. unless and until $1,500,000 of stock purchase warrants have been exercised.

  5. Saf T Lok has received the letters from the attorneys for each of the investors as previously requested.

  Please advise me by fax whether or not your clients agree to the above closing requirements.


                                       Very truly yours,

                                       /s/ William A. Grimm

                                       William A. Grimm


cc: John L. Gardner (via fax)